UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

West Texas Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-178437	99-0365272
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5729 Lebanon Road, Suite 144

Frisco, Texas  75034

(Address of principal executive offices) (zip code)

(214) 868-3939

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 17, 2014, we entered into an agreement with Escopeta Oil and Gas Corporation to purchase a 10% working interest (7.5% net revenue interest) in a natural gas prospect located in the Birnie field in Motley County, Texas. The working interest concerns 5,760 leased acres in the Palo Duro Basin prospect. Our purchase price for the working interest was $70,000.

On September 17, 2014, we entered into a loan agreement with a third party pursuant to which the lender loaned us $50,000, the proceeds of which were used to partially finance our payment of the purchase price and our allocable expenses associated with our working interest in the Birnie field. The loan bears interest on the unpaid principal amount at the rate of 6% per annum. All principal and interest are payable on November 16, 2014. Our obligations under the loan are secured by our working interest in the Birnie field. In connection with the loan, we granted the lender a warrant to purchase 100,000 shares of our common stock, at an exercise price of $0.50 per share, over a five year period expiring on September 16, 2019.

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 17, 2014, we acquired a 10% working interest (7.5% net revenue interest) in a natural gas prospect located in the Birnie field in Motley County, Texas. The terms of the acquisition are described in Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2014, we entered into a loan agreement with a third party, pursuant to which the lender loaned us $50,000. The terms of the loan are described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST TEXAS RESOURCES, INC.

September 23, 2014	By:	/s/ Stephen E. Jones
Stephen E. Jones, Chief Executive Officer